Exhibit 99.1
Media contact: Roy L. Morrow (216) 383-4893
Roy_Morrow @lincolnelectric.com
Investors contact: Earl L. Ward (216) 383-5067
Earl_Ward@lincolnelectric.com
Christopher L. Mapes Elected to Lincoln Electric Board
CLEVELAND, Ohio, U.S.A., February 15, 2010 — Lincoln Electric Holdings, Inc., (Nasdaq: LECO) today announced that Christopher L. Mapes, Executive Vice President of A. O. Smith Corporation and President of its Electrical Products unit, has been elected to the Company’s Board of Directors.
“Christopher Mapes joins the Lincoln Electric board at a very exciting and important time for our Company,” said Lincoln Electric Chairman and CEO John M. Stropki. “He brings years of manufacturing, sales and marketing experience. His global business background and insights will add value to a well-rounded and solid board.”
The addition of Mr. Mapes brings the total number of Lincoln Electric Holdings, Inc. Board Members to eleven.
Mr. Mapes was named President of A. O. Smith Electrical Products Company in 2004 and has full profit and loss responsibility for the $620 million business. The unit manufactures an extensive line of fractional horsepower, hermetic, and integral horsepower electric motors for residential, commercial, and industrial applications. Electrical Products Company has manufacturing operations in the U. S., Mexico, China, and Europe and employs approximately 7,400 people worldwide. He joined the company from the Regal-Beloit Corporation, where he was President of Motor Sales and Marketing. Prior to Regal-Beloit, Mr. Mapes was with Superior Telecom, a Fort Wayne, Ind.-based supplier to the electrical, automotive and electronics market. At Superior Telecom, he was President of the company’s Global OEM Business Group.
He holds a Bachelor of Science degree from Ball State University, a law degree from the University of Toledo (Ohio) and an MBA from Northwestern University’s Kellogg Graduate School of Management.
Lincoln Electric is the world leader in the design, development and manufacture of arc welding products, robotic arc-welding systems, plasma and oxyfuel cutting equipment and has a leading global position in the brazing and soldering alloys market. Headquartered in Cleveland, Ohio, Lincoln has 38 manufacturing locations, including operations and joint ventures in 18 countries and a worldwide network of distributors and sales offices covering more than 160 countries. For more information about Lincoln Electric, its products and services, visit the Company’s website at http://www.lincolnelectric.com.
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